                                                             Exhibit 10.3.A.2

		   UNITED TECHNOLOGIES CORPORATION
		Nonemployee Director Stock Option Plan

			     Amendment 1

Whereas, the United Technologies Corporation Nonemployee Director Stock Option Plan (the "Plan") was adopted by the Corporation and approved by shareowners April 23, 1996 for the purpose of granting stock option awards to the nonemployee directors of the Corporation; and

Whereas, Section V of the Plan provides that each nonemployee director will receive a grant of 1,000 options each year, which amount is subject to adjustment pursuant to Section 8 of the Plan as a result of stock splits and other transactions effecting the Corporation's Common Stock; and

Whereas, as a result of a stock split on December 10,1996, the number of annual options granted has been increased to 2,000; and

Whereas, the Board of Directors changed the basis for determining the number of stock options granted under the Plan, and, as a result of such change, the number of options granted annually will not increase to 4,000 per year by reason of the May 17, 1999 stock split; and

Whereas, Directors Fees may now be paid, at the election of the director in stock options in lieu of deferred stock units and cash;

Now therefore, the Plan is hereby amended effective April 28, 2000 as follows:

1. Section 3 is amended and restated as follows:

3. Stock Subject to the Plan
   The total number of shares of common stock of the Corporation ("Common Stock") for which stock options may be granted under the Plan in any year shall be determined under Section 5 herein.

2. Section 5 of the Plan is amended and restated as follows:

5. Grant of Stock Options
   (a) On the date of the Corporation's annual meeting of shareowners in each year for so long that the Plan remains in effect (the "Grant Date"), each nonemployee director who is elected as a director at such meeting, or who's term of office shall continue after the date of such meeting, automatically shall be granted options to purchase a number of shares of Common Stock (an "Option"). The number of options so awarded shall be equal in value to $70,000, as determined by the Black Scholes Valuation Model, utilizing the same assumptions then employed by the Corporation for the valuation of stock options under its other long-term incentive plans. The valuation shall be calculated immediately prior to the annual meeting on a date determined by the Committee. The number of Options to be granted annually shall no longer be subject to adjustment pursuant to Section 8 of the Plan, provided however, that once granted, Options shall continue to be adjusted automatically without further action by the Committee or the Board in accordance with
   Section 8 of the Plan to prevent the dilution or enlargement of the rights of Participants.

   (b) On the first business day of each calendar year, Options shall be granted to nonemployee directors if and to the extent they have elected to convert all or a portion of their annual directors fees to Options in accordance with the United Technologies Corporation Board of Directors Deferred Stock Unit Plan.

			 UNITED TECHNOLOGIES CORPORATION

			 By: /s/William L. Bucknall, Jr.
			     William L. Bucknall, Jr.
			     Sr. Vice President Human Resources
			     and Organization

ATTEST:

/s/Richard M. Kaplan
   Richard M. Kaplan
   July 25, 2000